Exhibit 99.1

API Technologies Completes Debt and Equity Financing

ORLANDO, FL – (PRNewswire) – June 27, 2011 – API Technologies Corp. (NASDAQ:ATNY) (“API” or the “Company”), a provider of electronic systems, subsystems, RF, and secure solutions for the defense, aerospace, and commercial industries, today announced it has entered into a $170 million secured term loan facility and completed a private placement of approximately $31 million of common stock at a price of $6.50 per share. The term loan and proceeds of the private placement replace the $200 million term loan facility previously entered into by API on June 1, 2011 in connection with the closing of its acquisition of Spectrum Control, Inc.

Morgan Stanley Senior Funding, Inc. served as lead arranger, sole bookrunner and administrative agent for the term loan.

B. Riley & Co., LLC served as placement agent for the private placement.

About API Technologies Corp.

The Company, through its subsidiaries, designs, develops and manufactures electronic systems, subsystems, RF and secure solutions for technically demanding defense, aerospace and commercial applications. API Technologies’ customers include many leading Fortune 500 companies. API Technologies trades on the NASDAQ under the symbol ATNY. For further information, please visit the company website at www.apitechnologies.com.

Contact:

Bel Lazar

President and Chief Operating Officer

+1-877-274-0274

investors@apitech.com

Chris Witty

Darrow Associates

646-438-9385

cwitty@darrowir.com